Exhibit 10.8

EXECUTION COPY

FIRST LIEN TERM LOAN SECURITY AGREEMENT

Dated as of

July 31, 2007

Among

TOWER AUTOMOTIVE HOLDINGS USA, LLC,

THE GUARANTORS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Agent

SCHEDULES:

Schedule 1	Equity Interests in Subsidiaries and Affiliates Owned by Original Lien Grantors

Schedule 2	Other Investment Property Owned by Original Lien Grantors

EXHIBITS:

Exhibit A	Security Agreement Supplement

Exhibit B	Copyright Security Agreement

Exhibit C	Patent Security Agreement

Exhibit D	Trademark Security Agreement

Exhibit E	Perfection Certificate

Exhibit F	Issuer Control Agreement

Exhibit G	Securities Account Control Agreement

Exhibit H	Deposit Account Control Agreement

ii

FIRST LIEN TERM LOAN SECURITY AGREEMENT

FIRST LIEN TERM LOAN SECURITY AGREEMENT, dated as of July 31, 2007 (this “Agreement”) among TOWER AUTOMOTIVE HOLDINGS USA, LLC, the GUARANTORS party hereto and JPMORGAN CHASE BANK, N.A., as agent (in such capacity, the “Agent”).

WHEREAS, the US Borrower and the European Borrower are entering into the Loan Agreement described in Section 1 hereof, pursuant to which they intend to borrow funds and obtain letters of credit for the purposes set forth therein;

WHEREAS, the US Borrower is willing to secure (i) its obligations under the Loan Agreement by granting Liens on its assets to the Agent as provided in the Security Documents;

WHEREAS, pursuant to the Loan Agreement, Holdings, Holdco and Foreign Holdco are guaranteeing the foregoing obligations of the US Borrower, and Holdco and Foreign Holdco are willing to secure their guarantees thereof by granting Liens on their assets to the Agent as provided in the Security Documents;

WHEREAS, pursuant to the Loan Agreement, the US Borrower is causing each of its domestic subsidiaries to guarantee the foregoing obligations of the US Borrower, and the US Borrower is willing to cause each of its domestic subsidiaries to secure its guarantee thereof by granting Liens on its assets to the Agent as provided in the Security Documents;

WHEREAS, pursuant to the Loan Agreement, Holdings, Holdco, Foreign Holdco, the US Borrower and the domestic subsidiaries of the US Borrower are guaranteeing the obligations of the European Borrower under the Loan Agreement, and Holdco, Foreign Holdco, the US Borrower and the domestic subsidiaries of the US Borrower are willing to secure their guarantees thereof by granting Liens on their assets to the Agent as provided in the Security Documents;

WHEREAS, the Lenders and the Issuing Lender are not willing to make loans or issue or participate in letters of credit under the Loan Agreement unless (i) the foregoing obligations of the US Borrower and European Borrower are secured and guaranteed as described above and (ii) each guarantee thereof is secured by Liens on assets of the relevant Guarantor as provided in the Security Documents; and

WHEREAS, upon any foreclosure or other enforcement of the Security Documents, the net proceeds of the relevant Collateral are to be received by or paid over to the Agent and applied as provided herein and in the Intercreditor Agreement;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions.

(a) Terms Defined in Loan Agreement. Terms defined in the Loan Agreement and not otherwise defined in subsection (b) or (c) of this Section have, as used herein, the respective meanings provided for therein.

(b) Terms Defined in UCC. As used herein, each of the following terms has the meaning specified in the UCC:

Term	UCC

Account	9-102
Authenticate	9-102
Certificated Security	8-102
Chattel Paper	9-102
Commodity Account	9-102
Commodity Customer	9-102
Deposit Account	9-102
Document	9-102
Entitlement Holder	8-102
Entitlement Order	8-102
Equipment	9-102
Financial Asset	8-102 & 103
General Intangibles	9-102
Instrument	9-102
Inventory	9-102
Investment Property	9-102
Proceeds	9-102
Record	9-102
Securities Account	8-501
Securities Intermediary	8-102
Security	8-102 & 103
Security Entitlement	8-102
Supporting Obligations	9-102
Uncertificated Security	8-102

(c) Additional Definitions. The following additional terms, as used herein, have the following meanings:

“ABL Agent” shall have the meaning given such term in the Intercreditor Agreement.

“ABL Credit Agreement” shall mean that certain Revolving Credit and Guaranty Agreement, dated as of July 31, 2007, by and among Tower Automotive Holdings USA, LLC, as borrower, the guarantors party thereto, the lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“ABL Security Agreement” shall have the meaning given such term in the Intercreditor Agreement.

“ABL Termination Date” shall have the meaning given such term in the Intercreditor Agreement.

“Applicable Agent” shall mean (i) for purposes of the definition of Controlled Deposit Account and Controlled Securities Account as such definitions are used in this Agreement, (A) at all times prior to the ABL Termination Date, the ABL Agent, (B) at all times after the ABL Termination Date but prior to the First Lien Term Loan Facility Termination Date, the Agent and (C) at all times after the ABL Termination Date and after the First Lien Term Loan Facility Termination Date, the Second Lien Term Loan Agent and (ii) for all other purposes, (A) at all times prior to the First Lien Term Loan Facility Termination Date, the Agent, (B) at all times after the First Lien Term Loan Facility Termination Date but prior to the Second Lien Term Loan Facility Termination Date, the Second Lien Term Loan Agent and (C) at all times after the First Lien Term Loan Facility Termination Date and after the Second Lien Term Loan Facility Termination Date, the ABL Agent.

“Asset Proceeds Account” shall mean the Deposit Account established pursuant to Section 9(a)(iii), into which the proceeds required to be deposited therein pursuant to Section 9(b)(i) shall be deposited.

“Borrowers” shall mean, collectively, the US Borrower and the European Borrower.

“Cash Collateral Accounts” shall have the meaning the meaning given such term in Section 9(a).

“Collateral” shall mean all property, whether now owned or hereafter acquired, on which a Lien is granted or purports to be granted to the Agent pursuant to the Security Documents. When used with respect to a specific Lien Grantor, the term “Collateral” means all its property on which such a Lien is granted or purports to be granted.

“Collateral Accounts” shall mean the Cash Collateral Accounts, the Controlled Deposit Accounts and the Controlled Securities Accounts.

“Collection Account” shall mean the Deposit Account established pursuant to Section 9(a)(i), into which the proceeds required to be deposit therein pursuant to Section 9(b)(iii) shall be deposited.

“Common Collateral” shall have the meaning given such term in the Intercreditor Agreement.

“Contingent Secured Obligation” shall mean, at any time, any Secured Obligation (or portion thereof) that is contingent in nature at such time, including any Secured Obligation that is:

(i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it;

(ii) an obligation under a Hedging Agreement to make payments that cannot be quantified at such time;

(iii) any other obligation (including any guarantee) that is contingent in nature at such time; or

(iv) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Control” has the following meanings:

(a) when used with respect to any Security or Security Entitlement, the meaning specified in UCC Section 8-106; and

(b) when used with respect to any Deposit Account, the meaning specified in UCC Section 9-104.

“Controlled Deposit Account” shall mean a Deposit Account (i) that is subject to a Deposit Account Control Agreement in the form of Exhibit H or in such other form as is reasonably acceptable to the Applicable Agent or (ii) as to which the Applicable Agent is the Depositary Bank’s “customer” (as defined in UCC Section 4-104). For purposes of this Agreement, the Asset Proceeds Account shall not be a Controlled Deposit Account (but it shall be a Cash Collateral Account).

“Controlled Securities Account” shall mean a Securities Account that (i) is maintained in the name of a Lien Grantor at an office of a Securities Intermediary located in the United States and (ii) together with all Financial Assets credited thereto and all related Security Entitlements, is subject to a Securities Account Control Agreement among such Lien Grantor, the Applicable Agent and such Securities Intermediary.

“Copyright License” shall mean any agreement now or hereafter in existence granting to any Lien Grantor, or pursuant to which any Lien Grantor grants to any other Person, any right to use, copy, reproduce, distribute, prepare derivative works, display or publish any records or other materials on which a Copyright is in existence or may come into existence, including any agreement identified in Schedule 1 to any Copyright Security Agreement.

“Copyrights” shall mean all the following: (i) all copyrights under the laws of the United States or any other country (whether or not the underlying works of authorship have been published), all registrations and recordings thereof, all copyrightable works of authorship (whether or not published), and all applications for copyrights under the laws of the United States or any other country, including registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Copyright Security Agreement, (ii) all renewals of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing, and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Copyright Security Agreement” shall mean a Copyright Security Agreement, substantially in the form of Exhibit B, executed and delivered by a Lien Grantor in favor of the Agent for the benefit of the Secured Parties.

“Depositary Bank” shall mean a bank at which a Controlled Deposit Account is maintained.

“Equity Interest” shall mean (i) in the case of a corporation, any shares of its capital stock, (ii) in the case of a limited liability company, any membership interest therein, (iii) in the case of a partnership, any partnership interest (whether general or limited) therein, (iv) in the case of any other business entity, any participation or other interest in the equity or profits thereof, (v) any warrant, option or other right to acquire any Equity Interest described in this definition or (vi) any Security Entitlement in respect of any Equity Interest described in this definition.

“First Lien Term Loan Facility Termination Date” shall have the meaning given such term in the Intercreditor Agreement.

“Intellectual Property Filing” shall mean (i) with respect to any Patent, Patent License, Trademark or Trademark License, the filing of the applicable Patent Security Agreement or Trademark Security Agreement with the United States Patent and Trademark Office, together with an appropriately completed recordation form, and (ii) with respect to any Copyright or Copyright License, the filing of the applicable Copyright Security Agreement with the United States Copyright Office, together with an appropriately completed recordation form, in each case sufficient to record the Transaction Lien granted to the Agent in such Recordable Intellectual Property.

“Intellectual Property Security Agreement” shall mean a Copyright Security Agreement, a Patent Security Agreement or a Trademark Security Agreement.

“Issuer Control Agreement” shall mean an Issuer Control Agreement substantially in the form of Exhibit F (with any changes that the Agent shall have approved).

“Lien Grantors” shall mean the US Borrower and the Guarantors (other than Holdings).

“Liquidity Trigger Period shall have the meaning given such term in the ABL Credit Agreement.

“LLC Interest” shall mean a membership interest or similar interest in a limited liability company.

“Loan Agreement” shall mean the First Lien Term Loan and Guaranty Agreement dated as of July 31, 2007 among Tower Automotive Holdings USA, LLC and Tower Automotive Holdings Europe B.V, as borrowers, Tower Automotive, LLC, Tower Automotive Holdings I, LLC, Tower Automotive Holdings II(a), LLC, Tower Automotive Holdings II(b), LLC and the other guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Non-Contingent Secured Obligation” shall mean at any time any Secured Obligation (or portion thereof) that is not a Contingent Secured Obligation at such time.

“Original Lien Grantor” shall mean any Lien Grantor that grants a Lien on any of its assets hereunder on the Closing Date.

“own” refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and “acquire” refers to the acquisition of any such rights.

“Partnership Interest” shall mean a partnership interest, whether general or limited.

“Patent License” shall mean any agreement now or hereafter in existence granting to any Lien Grantor, or pursuant to which any Lien Grantor grants to any other Person, any right with respect to any Patent or any invention now or hereafter in existence, whether patentable or not, whether a patent or application for patent is in existence on such invention or not, and whether a patent or application for patent on such invention may come into existence or not, including any agreement identified in Schedule 1 to any Patent Security Agreement.

“Patents” shall mean (i) all letters patent and design letters patent of the United States or any other country and all applications for letters patent or design letters patent of the United States or any other country, including applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Patent Security Agreement, (ii) all reissues, divisions, continuations, continuations in part, revisions and extensions of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Patent Security Agreement” shall mean a Patent Security Agreement, substantially in the form of Exhibit C, executed and delivered by a Lien Grantor in favor of the Agent for the benefit of the Secured Parties.

“Perfection Certificate” shall mean, with respect to any Lien Grantor, a certificate substantially in the form of Exhibit E, completed and supplemented with the schedules contemplated thereby to the satisfaction of the Agent, and signed by an officer of such Lien Grantor.

“Permitted Liens” shall mean (i) the Transaction Liens and (ii) any other Liens on the Collateral permitted to be created or assumed or to exist pursuant to Section 6.01 of the Loan Agreement.

“Personal Property Collateral” shall mean all property included in the Collateral except Real Property Collateral.

“Pledged”, when used in conjunction with any type of asset, shall mean at any time an asset of such type that is included (or that creates rights that are included) in the Collateral at such time. For example, “Pledged Equity Interest” means an Equity Interest that is included in the Collateral at such time.

“Post-Petition Interest” shall mean any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any one or more of the Lien Grantors (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

“Real Property Collateral” shall mean all real property (including leasehold interests in real property) included in the Collateral.

“Recordable Intellectual Property” shall mean (i) any Patent registered with the United States Patent and Trademark Office, and any Patent License with respect to a Patent so registered, (ii) any Trademark registered with the United States Patent and Trademark Office, and any Trademark License with respect to a Trademark so registered, (iii) any Copyright registered with the United States Copyright Office and any Copyright License with respect to a Copyright so registered, and all rights in or under any of the foregoing.

“Release Conditions” shall mean the following conditions for terminating all the Transaction Liens:

(i) all Commitments under the Loan Agreement shall have expired or been terminated;

(ii) all Non-Contingent Secured Obligations shall have been paid in full; and

(iii) no Contingent Secured Obligations (other than any Contingent Secured Obligations in respect of contingent indemnification and expense reimbursement obligations as to which no claim shall have been asserted) shall remain outstanding;

provided that the condition in clause (iii) shall not apply to outstanding Letters of Credit if the Borrowers have granted to the Agent, for the benefit of the Lenders, a security interest in cash (or causes a bank acceptable to the Agent and the Issuing Lender to issue a letter of credit naming the Issuing Lender as beneficiary) in an amount not less than 105% of the LC Exposure (plus any accrued and unpaid interest thereon) as of the date of such termination, on terms and conditions and pursuant to documentation reasonably satisfactory to the Agent and the Issuing Lender.

“Second Lien Term Loan Agent” shall have the meaning given such term in the Intercreditor Agreement.

“Second Lien Term Loan Agreement” shall mean the Second Lien Term Loan and Guaranty Agreement dated as of July 31, 2007 among Tower Automotive Holdings USA, LLC and Tower Automotive Holdings Europe B.V, as borrowers, Tower Automotive, LLC, Tower Automotive Holdings I, LLC, Tower Automotive Holdings II(a), LLC, Tower Automotive Holdings II(b), LLC and the other guarantors party thereto, the lenders party thereto and Goldman Sachs Credit Partners L.P., as administrative agent.

“Second Lien Term Loan Facility Termination Date” shall have the meaning given such term in the Intercreditor Agreement.

“Second Lien Term Loan Security Agreement” shall have the meaning given such term in the Intercreditor Agreement.

“Secured Agreement”, when used with respect to any Secured Obligation, refers collectively to each instrument, agreement or other document that sets forth obligations of either Borrower, obligations of a guarantor and/or rights of the holder with respect to such Secured Obligation.

“Secured Parties” shall mean the holders from time to time of the Secured Obligations.

“Security Agreement Supplement” shall mean a Security Agreement Supplement, substantially in the form of Exhibit A, signed and delivered to the Agent for the purpose of adding a Subsidiary as a party hereto pursuant to Section 20 and/or adding additional property to the Collateral.

“Trademark License” shall mean any agreement now or hereafter in existence granting to any Lien Grantor, or pursuant to which any Lien Grantor grants to any other Person, any right to use any Trademark, including any agreement identified in Schedule 1 to any Trademark Security Agreement.

“Trademarks” shall mean: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, brand names, trade dress, prints and labels on which any of the foregoing have appeared or appear, package and other designs, and all other source or business identifiers, and all general intangibles of like nature, and the rights in any of the foregoing which arise under applicable law, (ii) the goodwill of the business symbolized thereby or associated with each of them, (iii) all registrations and applications in connection therewith, including registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Trademark Security Agreement, (iv) all renewals of any of the foregoing, (v) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (vi) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Trademark Security Agreement” shall mean a Trademark Security Agreement, substantially in the form of Exhibit D, executed and delivered by a Lien Grantor in favor of the Agent for the benefit of the Secured Parties.

“Transaction Guarantee” shall mean, with respect to each Guarantor, its guarantee of the Secured Obligations under the Loan Agreement or any Joinder Agreement.

“Transaction Liens” shall mean the Liens granted by the Lien Grantors under the Security Documents.

“Type” shall have the meaning specified in the Intercreditor Agreement.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

(d) Terms Generally. The definitions of terms herein (including those incorporated by reference to the UCC or to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement and (v) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2. Grant of Transaction Liens.

(a) The US Borrower, in order to secure the Secured Obligations, and each Guarantor listed on the signature pages hereof, in order to secure its Transaction Guarantee, grants to the Agent for the benefit of the Secured Parties a continuing security interest in all the following property of the US Borrower or such Guarantor, as the case may be, whether now owned or existing or hereafter acquired or arising and regardless of where located:

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles (including any Equity Interests in other Persons that do not constitute Investment Property);

(vii) all Instruments;

(viii) all Inventory;

(ix) all Investment Property;

(x) all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of such Original Lien Grantor pertaining to any of its Collateral;

(xi) such Original Lien Grantor’s ownership interest in (1) its Collateral Accounts, (2) all Financial Assets credited to its Collateral

Accounts from time to time and all Security Entitlements in respect thereof, (3) all cash held in its Collateral Accounts from time to time and (4) all other money in the possession of the Agent; and

(xii) all Proceeds of the Collateral described in the foregoing clauses (i) through (xi);

provided that the following property is excluded from the foregoing security interests: (A) motor vehicles the perfection of a security interest in which is excluded from the Uniform Commercial Code in the relevant jurisdiction, (B) voting Equity Interests in any Foreign Subsidiary, to the extent (but only to the extent) required to prevent the Collateral from including more than 65% of all voting Equity Interests in such Foreign Subsidiary, (C) United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law and (D) any property to the extent that the grant of a security interest therein is prohibited by any applicable law or regulation, requires a consent not obtained of any Governmental Authority pursuant to any applicable law or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, any applicable shareholder or similar agreement, except to the extent that such law or regulation or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law. Each Original Lien Grantor shall use all reasonable efforts to obtain any such required consent that is reasonably obtainable.

(b) With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

(c) The Transaction Liens are granted as security only and shall not subject the Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Lien Grantor with respect to any of the Collateral or any transaction in connection therewith.

SECTION 3. General Representations and Warranties. Each Original Lien Grantor represents and warrants that:

(a) Such Lien Grantor is duly organized, validly existing and in good standing under the laws of the jurisdiction identified as its jurisdiction of organization in its Perfection Certificate.

(b) Schedule 1 lists all Equity Interests in Subsidiaries and Affiliates owned by such Lien Grantor as of the Closing Date. Such Lien Grantor holds all such Equity Interests directly (i.e., not through a Subsidiary, a Securities Intermediary or any other Person).

(c) Schedule 2 lists, as of the Closing Date, (i) all Securities owned by such Lien Grantor (except Securities evidencing Equity Interests in Subsidiaries and Affiliates) and (ii) all Securities Accounts to which Financial Assets are credited in respect of which such Lien Grantor owns Security Entitlements. Such Lien Grantor owns no Commodity Account in respect of which such Lien Grantor is the Commodity Customer.

(d) All Pledged Equity Interests owned by such Lien Grantor are owned by it free and clear of any Lien other than (i) the Transaction Liens and (ii) any inchoate tax liens. All shares of capital stock included in such Pledged Equity Interests (including shares of capital stock in respect of which such Lien Grantor owns a Security Entitlement) have been duly authorized and validly issued and are fully paid and non-assessable. None of such Pledged Equity Interests is subject to any option to purchase or similar right of any Person. Such Lien Grantor is not and will not become a party to or otherwise bound by any agreement (except the Loan Documents) which restricts in any manner the rights of any present or future holder of any Pledged Equity Interest with respect thereto.

(e) Such Lien Grantor has good and marketable title to all its Collateral (subject to exceptions that are, in the aggregate, not material), free and clear of any Lien other than Permitted Liens.

(f) Such Lien Grantor has not performed any acts that might prevent the Agent from enforcing any of the provisions of the Security Documents or that would limit the Agent in any such enforcement. No financing statement, security agreement, mortgage or similar or equivalent document or instrument covering all or part of the Collateral owned by such Lien Grantor is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Lien on such Collateral, except financing statements, mortgages or other similar or equivalent documents with respect to Permitted Liens. After the Closing Date, no Collateral owned by such Lien Grantor will be in the possession or under the Control of any other Person having a claim thereto or security interest therein, other than a Permitted Lien.

(g) The Transaction Liens on all Personal Property Collateral owned by such Lien Grantor (i) have been validly created, (ii) will attach to each item of such Collateral on the Closing Date (or, if such Lien Grantor first obtains rights thereto on a later date, on such later date) and (iii) when so attached, will secure all the Secured Obligations or such Lien Grantor’s Transaction Guarantee, as the case may be.

(h) When the relevant Mortgages have been duly executed and delivered, the Transaction Liens on all Real Property Collateral owned by such

Lien Grantor as of the Closing Date will have been validly created and will secure all the Secured Obligations or such Lien Grantor’s Transaction Guarantee, as the case may be. When such Mortgages (and memoranda of lease with respect to any leasehold interests included in such Real Property Collateral) have been duly recorded, such Transaction Liens will rank prior to all other Liens (except Permitted Liens) on such Real Property Collateral.

(i) Such Lien Grantor has delivered a Perfection Certificate to the Agent. The information set forth therein is correct and complete as of the Closing Date.

(j) When UCC financing statements describing the Collateral as “all personal property” have been filed in the offices specified in such Perfection Certificate, the Transaction Liens will constitute perfected security interests in the Personal Property Collateral owned by such Lien Grantor to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all Liens and rights of others therein except Permitted Liens. When, in addition to the filing of such UCC financing statements, the applicable Intellectual Property Filings have been made with respect to such Lien Grantor’s Recordable Intellectual Property (including any future filings required pursuant to Sections 4(a) and 6(a)), the Transaction Liens will constitute perfected security interests in all right, title and interest of such Lien Grantor in its Recordable Intellectual Property to the extent that security interests therein may be perfected by such filings, prior to all Liens and rights of others therein except Permitted Liens. Except for (i) the filing of such UCC financing statements, (ii) such Intellectual Property Filings, (iii) the due recordation of memoranda of lease with respect to the Pledged leasehold interests and (iv) the due recordation of the Mortgages, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of the Security Documents or is necessary for the validity or enforceability thereof or for the perfection or due recordation of the Transaction Liens or for the enforcement of the Transaction Liens.

(k) Such Lien Grantor has taken, and will continue to take, all actions necessary under the UCC to perfect its interest in any Accounts or Chattel Paper purchased or otherwise acquired by it, as against its assignors and creditors of its assignors.

(l) Such Lien Grantor’s Collateral is insured as required by the Loan Agreement.

(m) All of such Lien Grantor’s Inventory has or will have been produced in compliance with the applicable requirements of the Fair Labor Standards Act, as amended.

SECTION 4. Further Assurances; General Covenants. Each Lien Grantor covenants as follows:

(a) Such Lien Grantor will, from time to time, at the US Borrower’s expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any Intellectual Property Filing and any filing of financing or continuation statements under the UCC) that from time to time may be reasonably necessary or desirable, or that the Agent may reasonably request, in order to:

(i) create, preserve, perfect, confirm or validate the Transaction Liens on such Lien Grantor’s Collateral;

(ii) in the case of Pledged Deposit Accounts and Pledged Investment Property, cause the Agent to have Control thereof;

(iii) enable the Agent and the other Secured Parties to obtain the full benefits of the Security Documents; or

(iv) enable the Agent to exercise and enforce any of its rights, powers and remedies with respect to any of such Lien Grantor’s Collateral.

To the extent permitted by applicable law, such Lien Grantor authorizes the Agent to execute and file such financing statements or continuation statements without such Lien Grantor’s signature appearing thereon. Such Lien Grantor constitutes the Agent its attorney-in-fact to execute and file all Intellectual Property Filings and other filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until all the Transaction Liens granted by such Lien Grantor terminate pursuant to Section 19. The US Borrower will pay the costs of, or incidental to, any Intellectual Property Filings and any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.

(b) Such Lien Grantor will not (i) change its name or corporate structure, (ii) change its location (determined as provided in UCC Section 9-307) or (iii) become bound, as provided in UCC Section 9-203(d) or otherwise, by a security agreement entered into by another Person, unless it shall have given the Agent at least 30 days prior notice thereof.

(c) Except for sales of inventory in the ordinary course of business, such Lien Grantor will not sell, lease, exchange, assign or otherwise dispose of, or grant any option with respect to, any of its Collateral; provided that such Lien Grantor may do any of the foregoing unless (i) doing so would violate a covenant in the Loan Agreement or (ii) an Event of Default shall have occurred and be continuing and the Agent shall have notified such Lien Grantor that its right to do so is terminated, suspended or otherwise limited. Concurrently with any sale, lease or other disposition (except a sale or disposition to another Lien Grantor or a lease) permitted by the foregoing proviso, the Transaction Liens on the assets sold or disposed of (but not in any Proceeds arising from such sale or disposition) will cease immediately without any action by the Agent or any other Secured Party. The Agent will, at the US Borrower’s expense, execute and deliver to the relevant Lien Grantor such documents as such Lien Grantor shall reasonably request to evidence the fact that any asset so sold or disposed of is no longer subject to a Transaction Lien.

(d) Such Lien Grantor will, promptly upon request, provide to the Agent all information and evidence concerning such Lien Grantor’s Collateral that the Agent may reasonably request from time to time to enable it to enforce the provisions of the Security Documents.

SECTION 5. Equipment. Each Lien Grantor covenants that it will not permit any of its Pledged Equipment to become a fixture to real estate or an accession to any personal property that is not included in the Collateral.

SECTION 6. Recordable Intellectual Property. Each Lien Grantor covenants as follows:

(a) On the Closing Date (in the case of an Original Lien Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Lien Grantor), such Lien Grantor will sign and deliver to the Agent Intellectual Property Security Agreements with respect to all Recordable Intellectual Property then owned by it. Within 30 days after each June 30 and December 31 thereafter, it will sign and deliver to the Agent an appropriate Intellectual Property Security Agreement covering any Recordable Intellectual Property owned by it on such June 30 or December 31 that is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it. Each Lien Grantor hereby authorizes the Agent to make all Intellectual Property Filings necessary to record the Transaction Liens on its Recordable Intellectual Property.

(b) Such Lien Grantor will notify the Agent promptly if it knows that any application or registration relating to any Recordable Intellectual Property owned or licensed by it that is material to its business may become abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any adverse determination or development in, any proceeding in the United States Copyright Office, the United States Patent and Trademark Office or any court) regarding such Lien Grantor’s ownership of such Recordable Intellectual Property, its right to register or patent the same, or its right to keep and maintain the same. If any of such Lien Grantor’s rights to any Recordable Intellectual Property are infringed, misappropriated or diluted in any material respect by a third party, such Lien Grantor will notify the Agent within 30 days after it learns thereof and will, unless such Lien Grantor shall reasonably determine that such action would be of negligible value, economic or otherwise, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as such Lien Grantor shall reasonably deem appropriate under the circumstances to protect such Recordable Intellectual Property.

SECTION 7. Investment Property. Each Lien Grantor represents, warrants and covenants as follows:

(a) Certificated Securities. On the Closing Date (in the case of an Original Lien Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Lien Grantor), such Lien Grantor will deliver to the Applicable Agent as Collateral hereunder all certificates representing Pledged Certificated Securities then owned by such Lien Grantor. Thereafter, whenever such Lien Grantor acquires any other certificate representing a Pledged Certificated Security, such Lien Grantor will immediately deliver such certificate to the Applicable Agent as Collateral hereunder. The provisions of this subsection are subject to the limitation in Section 7(j) in the case of voting Equity Interests in a Foreign Subsidiary.

(b) Uncertificated Securities. On the Closing Date (in the case of an Original Lien Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Lien Grantor), such Lien Grantor will enter into (and cause the relevant issuer to enter into) an Issuer Control Agreement in respect of each Pledged Uncertificated Security then owned by such Lien Grantor and deliver such Issuer Control Agreement to the Applicable Agent (which shall enter into the same). Thereafter, whenever such Lien Grantor acquires any other Pledged Uncertificated Security, such Lien Grantor will enter into (and cause the relevant issuer to enter into) an Issuer Control Agreement in respect of such Pledged Uncertificated Security and deliver such Issuer Control Agreement to the Applicable Agent (which shall enter into the same). The provisions of this subsection are subject to the limitation in Section 7(j) in the case of voting Equity Interests in a Foreign Subsidiary.

(c) Security Entitlements. On the Closing Date (in the case of an Original Lien Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Lien Grantor), such Lien Grantor will, with respect to each Security Entitlement then owned by it, enter into (and cause the relevant Securities Intermediary to enter into) a Securities Account Control Agreement in respect of such Security Entitlement and the Securities Account to which the underlying Financial Asset is credited and will deliver such Securities Account Control Agreement to the Applicable Agent (which shall enter into the same). Thereafter, whenever such Lien Grantor acquires any other Security Entitlement, such Lien Grantor will, as promptly as practicable, cause the underlying Financial Asset to be credited to a Controlled Securities Account. Notwithstanding the foregoing provisions of this clause (c), the Lien Grantors have the right not to comply therewith with respect to Securities Accounts having an aggregate value of less than $1,000,000 in the aggregate for all Lien Grantors; provided, that if an Event of Default occurs and is continuing, the Applicable Agent may terminate the foregoing right not to comply, or reduce the amount thereof, by giving at least 10 Business Days’ notice of such termination or reduction to the relevant Lien Grantors.

(d) Perfection as to Certificated Securities. When such Lien Grantor delivers the certificate representing any Pledged Certificated Security owned by it to the Applicable Agent and complies with Section 7(h) in connection with such delivery, (i) the Transaction Lien on such Pledged Certificated Security will be perfected, subject to no prior Liens or rights of others (except Liens permitted under Section 6.01(b) of the Loan Agreement), (ii) the Applicable Agent will have Control of such Pledged Certificated Security and (iii) the Applicable Agent will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.

(e) Perfection as to Uncertificated Securities. When such Lien Grantor, the Applicable Agent and the issuer of any Pledged Uncertificated Security owned by such Lien Grantor enter into an Issuer Control Agreement with respect thereto, (i) the Transaction Lien on such Pledged Uncertificated Security will be perfected, subject to no prior Liens or rights of others (except Liens permitted under Section 6.01(b) of the Loan Agreement), (ii) the Applicable Agent will have Control of such Pledged Uncertificated Security and (iii) the Applicable Agent will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.

(f) Perfection as to Security Entitlements. So long as the Financial Asset underlying any Security Entitlement owned by such Lien Grantor is credited to a Controlled Securities Account, (i) the Transaction Lien on such Security Entitlement will be perfected, subject to no prior Liens or rights of others (except Liens and rights of the relevant Securities Intermediary that are Permitted Liens and any other Liens consented to by the Applicable Agent, and Liens permitted under Section 6.01(b) of the Loan Agreement), (ii) the Applicable Agent will have Control of such Security Entitlement and (iii) no action based on an adverse claim to such Security Entitlement or such Financial Asset, whether framed in conversion, replevin, constructive trust, equitable lien or other theory, may be asserted against the Applicable Agent or any other Secured Party.

(g) Agreement as to Applicable Jurisdiction. In respect of all Security Entitlements owned by such Lien Grantor, and all Securities Accounts to which the related Financial Assets are credited, the Securities Intermediary’s jurisdiction (determined as provided in UCC Section 8-110(e)) will at all times be located in the United States.

(h) Delivery of Pledged Certificates. All Pledged Certificates, when delivered to the Applicable Agent, will be in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately witnessed, all in form and substance satisfactory to the Applicable Agent.

(i) Communications. Each Lien Grantor will promptly give to the Applicable Agent copies of any material notices and communications received by it with respect to (i) Pledged Securities registered in the name of such Lien Grantor or its nominee and (ii) Pledged Security Entitlements as to which such Lien Grantor is the Entitlement Holder.

(j) Foreign Subsidiaries. A Lien Grantor will not be obligated to comply with the provisions of this Section at any time with respect to any voting Equity Interest in a Foreign Subsidiary if and to the extent (but only to the extent) that such voting Equity Interest is excluded from the Transaction Liens at such time pursuant to clause (B) of the proviso at the end of Section 2(a) and/or the comparable provisions of one or more Security Agreement Supplements.

(k) Compliance with Applicable Foreign Laws. If and so long as the Collateral includes (i) any Equity Interest in, or other Investment Property issued by, a legal entity organized under the laws of a jurisdiction outside the United States or (ii) any Security Entitlement in respect of a Financial Asset issued by such a foreign legal entity, the relevant Lien Grantor will take all such action as may be required under the laws of such foreign jurisdiction to ensure that the Transaction Lien on such Collateral ranks prior to all Liens and rights of others therein.

SECTION 8. Controlled Deposit Accounts. Each Lien Grantor represents, warrants and covenants as follows:

(a) All cash owned by such Lien Grantor will be deposited, upon or promptly after the receipt thereof, in one or more Controlled Deposit Accounts. Each Controlled Deposit Account will be operated as provided in Section 10.

(b) In respect of each Controlled Deposit Account, the Depositary Bank’s jurisdiction (determined as provided in UCC Section 9-304) will at all times be a jurisdiction in which Article 9 of the Uniform Commercial Code is in effect.

(c) So long as the Applicable Agent has Control of a Controlled Deposit Account, the Transaction Lien on such Controlled Deposit Account will be perfected, subject to no prior Liens or rights of others (except the Depositary Bank’s right to deduct its normal operating charges and any uncollected funds previously credited thereto and any other Liens consented to by the Applicable Agent, and Liens permitted under Section 6.01(b) of the Loan Agreement).

(d) Materiality Exception. The Lien Grantors have the right not to comply with the foregoing provisions of this Section with respect to (i) Deposit Accounts that are payroll or trust accounts and (ii) other Deposit Accounts having total collected balances that do not at any time exceed $2,000,000 in the aggregate for all Lien Grantors.

SECTION 9. Cash Collateral Accounts. (a) The Lien Grantors will establish the following Deposit Accounts (each such Deposit Account, a “Cash Collateral Account”), which will be operated as provided in this Section and Section 10:

(i) the Collection Account, which shall be under the exclusive control of the Agent;

(ii) the Letter of Credit Account, which shall be under the exclusive control of the Agent; and

(iii) the Asset Proceeds Account, which shall be under the control of the Applicable Agent pursuant to a Deposit Account Control Agreement in the form of Exhibit H (or in such other form as is reasonably acceptable to the Applicable Agent).

(b) The following amounts shall be deposited into the Cash Collateral Accounts:

(i) the Lien Grantors shall deposit to the Asset Proceeds Account any Net Cash Proceeds received in respect of any Asset Sale or Casualty Event (other than any such Net Cash Proceeds that are deposited to the Collection Account (as defined in the ABL Security Agreement) pursuant to Section 2.12(b) of the ABL Credit Agreement);

(ii) the Lien Grantors shall deposit to the Letter of Credit Account all amounts required pursuant to Section 2.02(k) and Article 7 of the Loan Agreement; and

(iii) the Agent shall deposit to the Collection Account each amount realized or otherwise received with respect to assets of any Lien Grantor upon any exercise of remedies pursuant to any Security Document.

(c) The Agent shall maintain such records and/or establish such sub-accounts as shall be required to enable it to identify the amounts held in each Cash Collateral Account from time to time pursuant to each clause of subsection (b) of this Section, as applicable.

(d) Unless an Event of Default (or, prior to the ABL Termination Date, a Liquidity Trigger Period) shall be continuing, the Agent (or, in the case of the Asset Proceeds Account, the applicable Group Member), shall withdraw amounts from the Cash Collateral Accounts and apply them for the following purposes:

(i) any amounts deposited in the Asset Proceeds Account in respect of an Asset Sale shall be withdrawn and applied to pay, or reimburse the Group Members for paying, the cost of acquiring other assets to the extent that the Net Cash Proceeds of such Asset Sale are permitted to be so applied pursuant to Section 2.12(a) of the Loan Agreement;

(ii) any amounts deposited in the Asset Proceeds Account in respect of a Casualty Event shall be withdrawn and applied to pay, or reimburse the Group Members for paying, the cost of repairing, restoring or replacing the affected property to the extent that the Net Proceeds of such Casualty Event are permitted to be so applied pursuant to Section 2.12(e) of the Loan Agreement;

(iii) if Holdco does not certify that the Group Members intend to apply all or any portion of any amount deposited with respect to any Asset Sale or Casualty Event as specified in the foregoing clauses (i) and (ii) within the time permitted under Section 2.12(a) or Section 2.12(e) of the Loan Agreement, as the case may be, or if any such amount is not so applied within the time permitted for the application of such amount, such amount shall be withdrawn and applied to prepay Loans as provided in said Section 2.12(a) or Section 2.12(e) of the Loan Agreement; and

(iv) any amounts deposited to the Letter of Credit Account shall (i) be held as collateral security for the Borrowers’ reimbursement obligations in respect of any LC Exposure and withdrawn and applied against the Borrowers’ reimbursement obligations in respect of any unreimbursed LC Disbursements, (ii) if an Event of Default shall have occurred and be continuing or if the maturity of the Loans shall have been accelerated pursuant to Article 7 of the Loan Agreement, be held as collateral security for the Secured Obligations and, in the discretion of the Agent, transferred to the Collection Account or (iii) be returned to the Borrowers in accordance with the terms of the Loan Agreement.

SECTION 10. Operation of Collateral Accounts. (a) Funds held in any Cash Collateral Account may, until withdrawn, be invested and reinvested in such Permitted Investments as the US Borrower shall request from time to time; provided that if an Event of Default shall have occurred and be continuing, the Agent (in the case of the Collection Account and the Letter of Credit Account) or the Applicable Agent (in the case of all other Cash Collateral Accounts) may select such Permitted Investments. Funds held in any Controlled Deposit Account or Controlled Securities Account may, until withdrawn, be invested and reinvested in such Permitted Investments as the US Borrower shall request from time to time; provided that (i) prior to the ABL Termination Date, if a Liquidity Trigger Period shall be continuing or (ii) at all other times, if an Event of Default shall have occurred and be continuing, the Applicable Agent may select such Permitted Investments.

(b) With respect to each Controlled Deposit Account and each Controlled Securities Account (it being understood that the provisions of Section 9 shall apply to all Cash Collateral Accounts), the Applicable Agent will instruct the relevant Securities Intermediary or Depositary Bank that the relevant Lien Grantor may withdraw, or direct the disposition of, funds held therein unless and until the Applicable Agent rescinds such instruction. The Applicable Agent will not rescind such instructions unless (i) prior to the ABL Termination Date, a Liquidity Trigger Period shall be continuing or (ii) at all other times, an Event of Default shall have occurred and be continuing.

(c) If an Event of Default shall have occurred and be continuing, the Agent (with respect to the Collection Account and the Letter of Credit Account) and the Applicable Agent (with respect to any other Collateral Account) may retain or liquidate, or instruct the relevant Securities Intermediary or Depositary Bank to retain or liquidate, any or all cash or investments then held in such Collateral Account and/or withdraw any amounts held therein and apply such amounts as provided in Section 14.

SECTION 11. Transfer Of Record Ownership. At any time when an Event of Default shall have occurred and be continuing, the Applicable Agent may (and to the extent that action by it is required, the relevant Lien Grantor, if directed to do so by the Applicable Agent, will as promptly as practicable) cause each of the Pledged Securities (or any portion thereof specified in such direction) to be transferred of record into the name of the Applicable Agent or its nominee. Each Lien Grantor will take any and all actions reasonably requested by the Applicable Agent to facilitate compliance with this Section. If the provisions of this Section are implemented, Section 7(b) shall not thereafter apply to any Pledged Security that is registered in the name of the Applicable Agent or its nominee. The Applicable Agent will promptly give to the relevant Lien Grantor copies of any notices and other communications received by the Agent with respect to Pledged Securities registered in the name of the Agent or its nominee.

SECTION 12. Right to Vote Securities. (a) Unless an Event of Default shall have occurred and be continuing, each Lien Grantor will have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to any Pledged Security owned by it and the Financial Asset underlying any Pledged Security Entitlement owned by it, and the Agent will, upon receiving a written request from such Lien Grantor, deliver to such Lien Grantor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any such Pledged Security that is registered in the name of the Agent or its nominee or any such Pledged Security Entitlement as to which the Agent or its nominee is the Entitlement Holder, in each case as shall be specified in such request and be in form and substance satisfactory to the Agent. Unless an Event of Default shall have occurred and be continuing, the Applicable Agent will have no right to take any action which the owner of a Pledged Partnership Interest or Pledged LLC Interest is entitled to take with respect thereto, except the right to receive payments and other distributions to the extent provided herein.

(b) If an Event of Default shall have occurred and be continuing, the Applicable Agent will have the right (but not the obligation), to the extent permitted by law (and, in the case of a Pledged Partnership Interest or Pledged LLC Interest, by the relevant partnership agreement, limited liability company agreement, operating agreement or other governing document), to vote, to give consents, ratifications and waivers and to take any other action with respect to the Pledged Investment Property, the other Pledged Equity Interests (if any) and the Financial Assets underlying the Pledged Security Entitlements, with the same force and effect as if the Applicable Agent were the absolute and sole owner thereof, and each Lien Grantor will take all such action as the Applicable Agent may reasonably request from time to time to give effect to such right.

SECTION 13. Remedies upon Event of Default. (a) If an Event of Default shall have occurred and be continuing, the Agent may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under the Security Documents.

(b) Without limiting the generality of the foregoing and subject to the terms of the Intercreditor Agreement with respect to each Type of Common Collateral, if an Event of Default shall have occurred and be continuing, the Agent may exercise on behalf of the Secured Parties all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Personal Property Collateral and, in addition, the Agent (with respect to the Collection Account and the Letter of Credit Account) and the Applicable Agent (with respect to any other Collateral Account) may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, withdraw all cash held in such Collateral Account and apply such cash as provided in Section 14 and, if there shall be no such cash or if such cash shall be insufficient to pay all the Secured Obligations in full, sell, lease, license or otherwise dispose of the Collateral or any part thereof. Notice of any such sale or other disposition shall be given to the relevant Lien Grantor(s) as required by Section 16. The foregoing provisions of this subsection shall apply to Real Property Collateral only to the extent permitted by applicable law and the provisions of any applicable Mortgage or other document.

(c) Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, and subject to the terms of the Intercreditor Agreement with respect to each Type of Common Collateral:

(i) the Agent may license or sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any Pledged intellectual property (including any Pledged Recordable Intellectual Property) throughout the world for such term or terms, on such conditions and in such manner as the Agent shall in its sole discretion determine; provided that such licenses or sublicenses do not conflict with any existing license of which the Agent shall have received a copy;

(ii) the Agent may (without assuming any obligation or liability thereunder), at any time and from time to time, in its sole and reasonable discretion, enforce (and shall have the exclusive right to enforce) against any licensee or sublicensee all rights and remedies of any Lien Grantor in, to and under any of its Pledged intellectual property and take or refrain from taking any action under any thereof, and each Lien Grantor releases the Agent and each other Secured Party from liability for, and agrees to hold the Agent and each other Secured Party free and harmless from and against any claims and expenses arising out of, any lawful action so taken or omitted to be taken with respect thereto, except for claims and expenses arising from the Agent’s or such Secured Party’s gross negligence or willful misconduct; and

(iii) upon request by the Agent (which shall not be construed as implying any limitation on its rights or powers), each Lien Grantor will execute and deliver to the Agent a power of attorney, in form and substance satisfactory to the Agent, for the implementation of any sale, lease, license or other disposition of any of such Lien Grantor’s Pledged intellectual property or any action related thereto. In connection with any such disposition, but subject to any confidentiality restrictions imposed on such Lien Grantor in any license or similar agreement, such Lien Grantor will supply to the Agent its know-how and expertise relating to the relevant intellectual property or the products or services made or rendered in connection with such intellectual property, and its customer lists and other records relating to such intellectual property and to the distribution of said products or services.

SECTION 14. Application of Proceeds. (a) If an Event of Default shall have occurred and be continuing, the Agent may apply (i) any cash held in the Collection Account and the Letter of Credit Account and (ii) subject to the terms of the Intercreditor Agreement with respect to each Type of Common Collateral, any amounts held in any other Collateral Account and the proceeds of any sale or other disposition of all or any part of the Collateral, in the following order of priorities:

first, to pay the expenses of such sale or other disposition, including reasonable compensation to agents of and counsel for the Agent, and all expenses, liabilities and advances incurred or made by the Agent in connection with the Security Documents, and any other amounts then due and payable to the Agent pursuant to Section 15 or pursuant to Section 10.05 of the Loan Agreement;

second, to pay the unpaid principal of the Secured Obligations ratably (or provide for the payment thereof pursuant to Section 14(b)), until payment in full of the principal of all Secured Obligations shall have been made (or so provided for);

third, to pay ratably (i) all interest (including Post-Petition Interest) on the Secured Obligations and (ii) all Fees payable under the Loan Agreement, until payment in full of all such interest and Fees shall have been made;

fourth, to the ABL Agent and the Second Lien Term Loan Agent to be applied in accordance with the ABL Security Agreement and the Second Lien Term Loan Security Agreement; and

finally, to pay to the relevant Lien Grantor, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Collateral owned by it;

provided that (i) Collateral owned by a Subsidiary Guarantor and any proceeds thereof shall be applied pursuant to the foregoing clauses only to the extent that the value thereof does not exceed the largest amount that would not render the Transaction Guarantee of such Subsidiary Guarantor subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of applicable law. The Agent may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

(b) If at any time any portion of any monies collected or received by the Agent would, but for the provisions of this Section 14(b), be payable pursuant to Section 14(a) in respect of a Contingent Secured Obligation, the Agent shall not apply any monies to pay such Contingent Secured Obligation but instead shall request the holder thereof, at least 10 days before each proposed distribution hereunder, to notify the Agent as to the maximum amount of such Contingent Secured Obligation if then ascertainable (e.g., in the case of a letter of credit, the maximum amount available for subsequent drawings thereunder). If the holder of such Contingent Secured Obligation does not notify the Agent of the maximum ascertainable amount thereof at least two Business Days before such distribution, such holder will not be entitled to share in such distribution. If such holder does so notify the Agent as to the maximum ascertainable amount thereof, the Agent will allocate to such holder a portion of the monies to be distributed in such distribution, calculated as if such Contingent Secured Obligation were outstanding in such maximum ascertainable amount. However, the Agent will not apply such portion of such monies to pay such Contingent Secured Obligation, but instead will hold such monies or invest such monies in Permitted Investments. All such monies and Permitted Investments and all proceeds thereof will constitute Collateral hereunder, but will be subject to distribution in accordance with this Section 14(b) rather than Section 14(a). The Agent will hold all such monies and Permitted Investments and the net proceeds thereof in trust until all or part of such Contingent Secured Obligation becomes a Non-Contingent Secured Obligation, whereupon the Agent at the request of the relevant Secured Party will apply the amount so held in trust to pay such Non-Contingent Secured Obligation; provided that, if the other Secured Obligations theretofore paid pursuant to the same clause of Section 14(a) (i.e., clause second or fourth) were not paid in full, the Agent will apply the amount so held in trust to pay the same percentage of such Non-Contingent Secured Obligation as the percentage of such other Secured Obligations theretofore paid pursuant to the same clause of Section 14(a). If (i) the holder of such Contingent Secured Obligation shall advise the Agent that no portion thereof remains in the category of a Contingent Secured Obligation and (ii) the Agent still holds any amount held in trust pursuant to this Section 14(b) in respect of such Contingent Secured Obligation (after paying all amounts payable pursuant to the preceding sentence with respect to any portions thereof that became Non-Contingent Secured Obligations), such remaining amount will be applied by the Agent in the order of priorities set forth in Section 14(a).

(c) In making the payments and allocations required by this Section, the Agent may rely upon information supplied to it pursuant to Section 18(c). All distributions made by the Agent pursuant to this Section shall be final (except in the event of manifest error) and the Agent shall have no duty to inquire as to the application by any Secured Party of any amount distributed to it.

SECTION 15. Fees and Expenses; Indemnification. (a) The US Borrower will forthwith upon demand pay to the Agent:

(i) the amount of any taxes that the Agent may have been required to pay by reason of the Transaction Liens or to free any Collateral from any other Lien thereon;

(ii) the amount of any and all reasonable out-of-pocket expenses, including transfer taxes and reasonable fees and expenses of counsel and other experts, that the Agent may incur in connection with (x) the administration or enforcement of the Security Documents, including such expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien, (y) the collection, sale or other disposition of any Collateral or (z) the exercise by the Agent of any of its rights or powers under the Security Documents;

(iii) the amount of any fees that the Borrowers shall have agreed in writing to pay to the Agent and that shall have become due and payable in accordance with such written agreement; and

(iv) the amount required to indemnify the Agent for, or hold it harmless and defend it against, any loss, liability or expense (including the reasonable fees and expenses of its counsel and any experts or sub-agents appointed by it hereunder) incurred or suffered by the Agent in connection with the Security Documents, except to the extent that such loss, liability or expense arises from the Agent’s gross negligence or willful misconduct or a breach of any duty that the Agent has under this Agreement (after giving effect to Sections 17 and 18).

Any such amount not paid to the Agent on demand will bear interest for each day thereafter until paid at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day.

(b) If any transfer tax, documentary stamp tax or other tax is payable in connection with any transfer or other transaction provided for in the Security Documents, the US Borrower will pay such tax and provide any required tax stamps to the Agent or as otherwise required by law.

SECTION 16. Authority to Administer Collateral. Each Lien Grantor irrevocably appoints the Agent its true and lawful attorney, with full power of substitution, in the name of such Lien Grantor, any Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at the US Borrower’s expense, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of such Lien Grantor’s Collateral:

(a) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(b) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(c) to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Agent were the absolute owner thereof, and

(d) to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;

provided that, except in the case of Personal Property Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Agent will give the relevant Lien Grantor at least ten days’ prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. Any such notice shall (i) contain the information specified in UCC Section 9-613, (ii) be Authenticated and (iii) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.

SECTION 17. Limitation on Duty in Respect of Collateral. Beyond the exercise of reasonable care in the custody and preservation thereof, the Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Agent in good faith, except to the extent that such liability arises from the Agent’s gross negligence or willful misconduct.

SECTION 18. General Provisions Concerning the Agent.

(a) The provisions of Article 8 of the Loan Agreement shall inure to the benefit of the Agent, and shall be binding upon all Lien Grantors and all Secured Parties, in connection with this Agreement and the other Security Documents. Without limiting the generality of the foregoing, (i) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Security Documents that the Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.09 of the Loan Agreement), and (iii) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Group Member that is communicated to or obtained by the Agent or any of its Affiliates in any capacity. The Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any Transaction Lien, whether impaired by operation of law or by reason of any action or omission to act on its part under the Security Documents. The Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Agent by a Lien Grantor or a Secured Party.

(b) Sub- Agents and Related Parties. The Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it. The Agent and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties. The exculpatory provisions of Section 17 and this Section shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent.

(c) Information as to Secured Obligations and Actions by Secured Parties. For all purposes of the Security Documents, including determining the amounts of the Secured Obligations and whether a Secured Obligation is a Contingent Secured Obligation or not, or whether any action has been taken under any Secured Agreement, the Agent will be entitled to rely on information from (i) its own records for information as to the Lenders, the Issuing Lender, their Secured Obligations and actions taken by them, (ii) any Secured Party for information as to its Secured Obligations and actions taken by it, to the extent that the Agent has not obtained such information from its own records, and (iii) the Borrowers, to the extent that the Agent has not obtained information from the foregoing sources.

(d) Refusal to Act. The Agent may refuse to act on any notice, consent, direction or instruction from any Secured Parties or any agent, trustee or similar representative thereof that, in the Agent’s opinion, (i) is contrary to law or the provisions of any Security Document, (ii) may expose the Agent to liability (unless the Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.

SECTION 19. Termination of Transaction Liens; Release of Collateral.

(a) The Transaction Liens granted by each Guarantor shall terminate when its Transaction Guarantee terminates in accordance with the Loan Agreement.

(b) The Transaction Liens shall terminate when all the Release Conditions are satisfied; provided, that if at any time any payment of a Secured Obligation is rescinded or must be otherwise restored or returned upon the insolvency or receivership of either Borrower or otherwise, the Transaction Liens shall be reinstated.

(c) At any time before the Transaction Liens terminate, the Agent may, at the written request of either of the Borrowers, release any Collateral (but not all or substantially all the Collateral) with the prior written consent of the Required Lenders.

(d) Upon any termination of a Transaction Lien or release of Collateral, the Agent will, at the expense of the relevant Lien Grantor, execute and deliver to such Lien Grantor such documents as such Lien Grantor shall reasonably request to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be.

SECTION 20. Additional Lien Grantors. Any Subsidiary may become a party hereto by signing and delivering to the Agent a Security Agreement Supplement, whereupon such Subsidiary shall become a “Lien Grantor” as defined herein.

SECTION 21. Notices. Each notice, request or other communication given to any party hereunder shall be given or made in accordance with Section 10.01 of the Loan Agreement.

SECTION 22. No Implied Waivers; Remedies Not Exclusive. No failure by the Agent or any Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Security Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Agent or any Secured Party of any right or remedy under any Loan Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Loan Documents are cumulative and are not exclusive of any other rights or remedies provided by law.

SECTION 23. Successors and Assigns. This Agreement is for the benefit of the Agent and the Secured Parties. If all or any part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred in a transaction permitted under the Loan Agreement, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on the Lien Grantors and their respective successors and assigns.

SECTION 24. Amendments and Waivers. Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the Agent, with the consent of such Lenders as are required to consent thereto under Section 10.09 of the Loan Agreement. No such waiver, amendment or modification shall (i) be binding upon any Lien Grantor, except with the written consent of the Borrowers, or (ii) affect the rights of a Secured Party (other than a Lender) hereunder more adversely than it affects the comparable rights of the Lenders hereunder, without the consent of such Secured Party.

SECTION 25. Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

SECTION 26. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 27. Severability. Any provision of any Security Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 28. Loan Agreement. In the event of any conflict or inconsistency between the provisions of the Loan Agreement and this Agreement but subject to Section 29, the provisions of the Loan Agreement shall control.

SECTION 29. Intercreditor Agreement. Reference is made to the Intercreditor Agreement Notwithstanding anything herein to the contrary, the lien and security interest granted to the Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TOWER AUTOMOTIVE HOLDINGS USA, LLC, as US Borrower and Guarantor with respect to the Secured Obligations of the European Loan Parties

By:	/s/ Dev B. Kapadia
	Name:	Dev B. Kapadia
	Title:	President

JPMORGAN CHASE BANK, N.A., as Agent

By:	/s/ Richard W. Duker
	Name:	Richard W. Duker
	Title:	Managing Director

Guarantors:

TOWER AUTOMOTIVE HOLDINGS I, LLC

By:	/s/ Dev B. Kapadia
	Name:	Dev B. Kapadia
	Title:	President

TOWER AUTOMOTIVE HOLDINGS II(a), LLC

By:	/s/ Dev B. Kapadia
	Name:	Dev B. Kapadia
	Title:	President

TOWER AUTOMOTIVE HOLDINGS II(b), LLC

By:	/s/ Dev B. Kapadia
	Name:	Dev B. Kapadia
	Title:	President

TOWER AUTOMOTIVE OPERATIONS USA I, LLC

By:	/s/ Dev B. Kapadia
	Name:	Dev B. Kapadia
	Title:	President

TOWER AUTOMOTIVE OPERATIONS USA II, LLC

By:	/s/ Dev B. Kapadia
	Name:	Dev B. Kapadia
	Title:	President